Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Reoffer Prospectus and Registration Statement on Form S-8 (collectively, the “Prospectus”) of our report dated March 9, 2017, relating to the consolidated balance sheet of Zomedica Pharmaceuticals Corp. and its subsidiaries (the “Company) as at December 31, 2016 and 2015 and for the related consolidated statements of operations and comprehensive loss, cash flows and shareholders’ equity, for the year ended December 31, 2016 and the period from May 14, 2015 (date of incorporation) to December 31, 2015 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern), appearing in the Registration Statement on Form S-1 (Registration No. 333-217409), and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

December 11, 2017

Toronto, Canada